Exhibit 3.3

Secretary’s Certificate

ShangPharma Corporation

Cricket Square, Hutchins Drive

P.O. Box 2681

Grand Cayman KY1-1111

Cayman Islands

We, Codan Trust Company (Cayman) Limited, Secretary of ShangPharma Corporation (the “Company”) DO HEREBY CERTIFY that the following is an extract of a special resolution passed by the shareholders on 30 September 2010, and that such resolution has not been modified:

2.	Amendment of Current Memorandum and Articles

It is resolved as a special resolution that:

2.1	the definition of Qualified Public Offering in the Current Memorandum and Articles be amended and replaced in its entirety with the following:

“Qualified Public Offering” means an IPO on a Qualified Exchange that values the Company at no less than US$250,000,000 immediately after the IPO and that results in aggregate gross proceeds from the IPO to be no less than US$75,000,000, including aggregate gross proceeds to the Investors from the sale of Ordinary Shares of no less than US$25,000,000.

2.2	Section 69(a) of the Current Memorandum and Articles be amended and replaced in its entirety with the following:

There shall be a Board of Directors consisting of at least three (3) Directors;

Sharon Pierson For and on behalf of Codan Trust Company (Cayman) Limited Secretary
Dated this 5th day of October, 2010